CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Form S-1/A (File No. 333-220910) of ADMA Biologics, Inc. of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 14, 2017 relating to our audit of the carve-out financial statements of Therapy Business Unit of Biotest Pharmaceutical Corporation, which comprise of the carve-out balance sheet as of December 31, 2015 and the related carve-out statements of operations, changes in invested equity and cash flow for the year then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/ Rödl Langford de Kock LLP

Chicago, Illinois

October 23, 2017